NEWS RELEASE

For Immediate Release
Date: October 1, 2008

Contact: Nicky Schissel
515.281.1124
nschissel@fhlbdm.com

FHLB Des Moines Resumes Board of Director Elections
South Dakota Banker Van D. Fishback elected to fill four-year term on FHLB Board

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) will resume its 2008 member director election, which had been temporarily suspended on September 3, 2008 pending the issuance of regulations to implement certain provisions of the Housing and Economic Recovery Act of 2008. The balloting process for the 2008 election will resume on October 2, 2008. Eligible members in Iowa will elect one director in the 2008 election to serve a four-year term that begins on January 1, 2009, and eligible members in Minnesota will elect one director in the 2008 election to serve a three-year term that begins on January 1, 2009. Members will soon receive an email communication and ballot with instructions on how to vote.

The State of South Dakota also had one member directorship to fill in the 2008 election process. Mr. Van D. Fishback, Executive Vice President of First Bank & Trust in Brookings, South Dakota, was the only eligible candidate from the state of South Dakota who chose to stand for election and was, therefore, declared elected to his first term on the Bank’s board in accordance with Federal Housing Finance Agency regulations.

Van D. Fishback joined his family’s banking organization, First Bank & Trust, in 1972. Mr. Fishback, a third generation banker and native of Brookings, was the former President and CEO of First Bank and Trust. Now, in addition to holding his current position, Mr. Fishback is President and CEO of Fishback Financial Corporation, South Dakota’s largest privately held bank holding company. Mr. Fishback received his undergraduate degree in Economics from Stanford University. He also attended the Graduate School of Business and obtained his law degree from the University of Minnesota Law School. Mr. Fishback will serve for a four-year term on the FHLB Des Moines’ board beginning January 1, 2009.

FHLB Des Moines’ board of directors is comprised of both member directorships (formerly known as elected directors) and independent directorships (formerly known as appointed or industry directors) from Iowa, Minnesota, Missouri, North Dakota and South Dakota.

If you have any questions or concerns about the election, please call Aaron Lee, Associate General Counsel, at 515.281.1038.

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The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.